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Exhibit 10.1

SERVICES AGREEMENT

        SERVICES AGREEMENT (this "Agreement"), effective as of May 1, 2005 ("Effective Date") by and between News Corporation, a Delaware corporation ("News Corporation"), and The DIRECTV Group, Inc., a Delaware corporation (the "Company").

        WHEREAS, News Corporation has agreed to make available (or cause to be made available) to the Company certain services and facilities on the terms and conditions set forth herein; and

        WHEREAS, the Company may, from time to time, provide services and facilities to News Corporation.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

SECTION 1.    SERVICES

  1.1
  Services to be Made Available to the Company.

          1.1.1    Services of Individuals.

            (a)   From the Effective Date and continuing until termination of this Agreement pursuant to Section 2.1 of this Agreement, News Corporation shall make available (or cause to be made available) the services of such employees of News Corporation or its subsidiaries as the parties hereto may agree from time to time (each, an "Individual" and collectively, the "Individuals") on a non-exclusive basis (the period from the date of an Individual's appointment by the Company until the termination of News Corporation's obligation to make available such Individual's services to the Company pursuant to Section 2.1 of this Agreement being hereafter referred to as the "Service Period" for such Individual). During the applicable Service Period, the Individuals shall serve in such capacities, and shall devote such percentage or hours of their business time to providing services to the Company and its subsidiaries, as the parties hereto may agree from time to time (any such Individual whom the parties hereto agree is to devote substantially all of his or her business time during such Individual's Service Period to be referred to hereunder as a "Full-Time Individual"). Such Individuals shall report to such persons as the parties hereto may agree.

            (b)   As to each Individual to provide services pursuant to this Section 1.1.1, a schedule shall be prepared reflecting the agreement between the Company and News Corporation which shall include the following information:

      1.
      Identification of the Individual;

      2.
      Anticipated length of the Service Period;

      3.
      Whether the Individual is intended to be a "Full Time Individual";

      4.
      To whom the Individual will report at the Company; and

      5.
      The Individual's Compensation and Benefits and, with respect to those Individuals that are not Full-Time Individuals, the portion of such Compensation and Benefits that will be payable by the Company in accordance with Section 1.2 hereof.

            (c)   Each such schedule shall be acknowledged by both parties and be appended to and become part of this Agreement. The Company acknowledges that the Individuals may be officers of News Corporation and/or certain of its subsidiaries, and that, during the applicable Service Period, such persons may continue to provide services to such other entities, and may have fiduciary and other obligations to such other entities. Nothing herein shall be deemed to affect in any respect the fiduciary obligations of such Individuals to News Corporation and its subsidiaries and affiliates. Notwithstanding the foregoing, News Corporation acknowledges that the Individuals may also have fiduciary obligations to the Company and its Subsidiaries.

            (d)   The Company and News Corporation acknowledge that, from time to time during the applicable Service Period, each of the Individuals (i) may, by reason of his or her positions, become subject to conflicts or potential conflicts of interest between News Corporation or its subsidiaries or affiliates and the Company or its subsidiaries or affiliates, or (ii) may become aware of corporate opportunities which may be of interest to News Corporation or its subsidiaries and affiliates and the Company or its subsidiaries and affiliates. The Company and News Corporation hereby acknowledge that except, in the case of the Individuals, where the failure to have such rights would be in contravention of applicable laws, rules and regulations, each of them shall have no right at any time against any Individual or against News Corporation or any of its subsidiaries or affiliates (or against the Company or any of its subsidiaries or affiliates, as the case may be) arising out of or resulting from, such conflicts of interest or failure to disclose or to properly respond to such corporate opportunities. Notwithstanding the foregoing, the Company and the News Corporation shall instruct each Individual that if an Individual becomes aware that his/her continued service under this Agreement creates such a conflict of interest, the Individual is to promptly disclose this matter to individuals to whom the Individual will report at both the Company and News Corporation.

            (e)   Any Individual providing services to the Company or its subsidiaries shall remain an employee of News Corporation (or its subsidiary as the case may be) and shall not be deemed to be an employee of the Company or its subsidiaries. Except as provided herein, all matters related to the employment of any Individual shall be the responsibility of News Corporation (or its subsidiary as the case may be).

          1.1.2    Other Services.    As of the Effective Date and continuing until termination of this Agreement pursuant to Section 2.2 of this Agreement, News Corporation shall make available (or cause to be made available) certain other services ("Other Services") as the Company and News Corporation shall mutually agree from time to time, which may include, without limitation, the following:

      •
      Travel Services

      •
      Information Technology Services

      •
      Legal Services

      •
      Other General and Administrative Services

      •
      Participation in Other Group Purchasing Programs

As to each of the Other Services provided pursuant to this Section 1.1.2, a schedule shall be prepared reflecting the agreement between the Company and News Corporation which shall include the following information:

      1.
      Identification of the Other Service and a general description of how the Other Service will be provided;

      2.
      Anticipated length of time that the Other Services will be provided;

      3.
      A responsible person at both the Company and at News Corporation who will represent the respective party as to all matters related to the delivery of the specific Other Service; and

      4.
      The estimated cost of the Other Service to the Company.

Each such schedule shall be acknowledged by both parties and be appended to and become part of this Agreement.

        1.2    Consideration for Services.    As consideration for (i) the services to be provided by Individuals to the Company pursuant to Section 1.1.1 of this Agreement and (ii) Other Services, the Company shall pay News Corporation (or an affiliate of News Corporation designated by News Corporation) an amount equal to the sum of (w) the total compensation (including, without limitation, salary, bonus, FICA, and tax gross-up payments) ("Compensation") paid or payable to any Full-Time Individual by News Corporation during such Individual's Service Period, and benefits (including, without limitation, health, deferred compensation and life insurance) ("Benefits") paid or payable pursuant to any pension or welfare benefit plan (or the actuarial equivalent thereof based upon assumptions used in the relevant actuarial report in the case of a defined benefit plan) to any Full-Time Individual by News Corporation during such Individual's Service Period, (x) such share, as the parties hereto may agree from time to time, of Compensation and Benefits paid to any other Individuals by News Corporation during the Service Period of such Individuals, (y) the amount of any reasonable out-of-pocket expenses of any of the Individuals reimbursed by News Corporation or any of its affiliates, and (z) the Company's allocable share of the costs of News Corporation or any of its affiliates of providing Other Services. News Corporation shall provide a monthly statement to the Company which shall set forth the amounts due to News Corporation under this Section 1.2.

SECTION 2.    TERMINATION

        2.1    Termination With Respect to Individuals.    With respect to services of Individuals pursuant to Section 1.1.1 of this Agreement, News Corporation may terminate its provision of services of an Individual to the Company by at least sixty (60) days' prior written notice to the Company, and the Company may terminate this Agreement as to any Individual by at least sixty (60) days' prior written notice to News Corporation.

        2.2    Termination With Respect to Other Services.    With respect to Other Services, News Corporation may terminate its provision of any or all Other Services to the Company by at least sixty (60) days' prior written notice to the Company, and the Company may terminate this Agreement as to any or all Other Services by at least sixty (60) days' prior written notice to News Corporation.

SECTION 3.    FACILITIES

        Until the Facilities Termination Date (as defined below), News Corporation shall cause News America Incorporated ("NAI") to make available to the Company (including the Company's subsidiaries) such office facilities and related services, systems and equipment at the New York City offices of NAI as shall be agreed from time to time by News Corporation, the Company and NAI. In consideration thereof, the Company shall pay NAI (or such other affiliate of NAI designated by News Corporation) for the Company's allocable share of any and all expenses incurred by NAI related to such office facilities, services, systems and equipment, including, without limitation, rent, commercial rent occupancy taxes, escalations for real estate taxes and operating costs, maintenance and repair, cleaning, steam, condensed water, common area usage, supplies, utilities, depreciation and amortization expenses related to leasehold improvements and other depreciable and amortizable items covered by the Agreement (whether made or placed into service prior to or after the effective date of the Agreement and, so long as such leasehold improvements or other depreciable and amortizable items were not otherwise paid for by the Company or already included in the calculation of rent or other charges). As used herein, the "Facilities Termination Date" shall be the earlier of (x) the date that is 120 days after delivery of written notice of termination from News Corporation and NAI to the Company, or from the Company to News Corporation and NAI, as the case may be, and (y) the date that News Corporation ceases to directly or indirectly control 15% of the outstanding voting stock of either NAI or the Company (or their successors or permitted assigns).

        Attached hereto as Appendix A is a schedule outlining as of the date hereof a description of the facilities provided by NAI to the Company including the square footage, services, systems and equipment and all related expenses to be charged to the Company pursuant hereto along with any adjustment factor to any of these expenses. Appendix A shall be updated from time to time to reflect any agreement between the parties adjusting any of these parameters.

SECTION 4.    SERVICES BY THE COMPANY

        To the extent that the Company provides Individuals or Other Services to News Corporation or its subsidiaries, the same terms and conditions shall apply to such Individuals and Other Services as provided herein.

SECTION 5.    MISCELLANEOUS

        5.1    Entire Agreement.    This Agreement and the appendices and schedules attached hereto contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties hereto with respect to those matters.

        5.2    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

        5.3    Notices.    All notices and other communications under this Agreement shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the person to whom sent), sent by nationally recognized overnight delivery service or mailed by registered or certified mail (if return receipt is requested) to the parties hereto at the following addresses or to such other person or address for a party as shall be specified by such party by like notice (notice shall be deemed given upon receipt, if delivered personally; when delivered to the delivery service, if by overnight delivery service; when sent, if by telecopy; or on the third business day following mailing, if mailed, except that notice of a change of address shall not be deemed given until actually received):

        If to News Corporation or NAI, to:

News Corporation 1211 Avenue of the Americas New York, New York 10036
Attention:	Senior Executive Vice President and Group General Counsel Facsimile No.: 212-852-7896

        If to the Company, to:

The DIRECTV Group, Inc. 2230 East Imperial Hwy. El Segundo, CA 90245
Attention:	Larry Hunter Executive Vice President and General Counsel and Secretary Facsimile No.: 310-964-0383

        5.4    Separability.    If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction over this Agreement. The parties hereto agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

        5.5    Amendment; Waiver.    No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

        5.6    Assignment and Binding Effect.    Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties hereto.

        5.7    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons including any Individuals.

        5.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        5.9    Prior Actions.    The Company and News Corporation mutually acknowledge that the Other Services and certain facilities have been provided by News Corporation prior to the Effective Date, pursuant to arrangements consistent with this Agreement and that nothing in this Agreement shall affect the validity of actions previously taken.

        IN WITNESS WHEREOF, the undersigned have executed this Services Agreement as of the date first above written.

NEWS CORPORATION
		By:	/s/ LAWRENCE A. JACOBS Name: Lawrence A. Jacobs Title: Senior Executive Vice President
THE DIRECTV GROUP, INC.
		By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Executive Vice President and General Counsel
AGREED AND ACCEPTED:
NEWS AMERICA INCORPORATED
By:	/s/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President

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SERVICES AGREEMENT